UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GENERAL MOTORS COMPANY

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On March 28, 2017, Mary T. Barra, Chairman and Chief Executive Officer of General Motors Company (“GM”), sent the following letter by email to certain employees of GM, which letter was subsequently posted to GM’s internal employee website.

GLOBAL LEADER MESSAGE FROM MTB

Dear GM Leaders:

Throughout the past seven months we have been discussing with one of our shareholders, Greenlight Capital, a financial proposal for GM developed by Greenlight. We have carefully and diligently examined Greenlight’s proposal, including numerous reviews with financial and legal experts, as well as with our Board. We have determined that Greenlight’s unprecedented and unproven proposal presents an unacceptably high risk that does not serve the best interests of our company or our shareholders.

The essence of Greenlight’s proposal is the elimination of the dividend on GM’s existing common stock, creating a dual-class common stock structure with a new class of common stock that would pay a fixed dividend. This likely would lead to selling pressure by a significant universe of institutional owners and cause concern and confusion among retail holders, resulting in downward pressure on our share price. It also would change our capital structure, limiting GM’s financial flexibility and creating unacceptable risks – such as the potential loss of GM’s investment grade credit rating – and without any positive effect to our business.

Together with its proposal, Greenlight also is seeking to nominate new directors to stand for election to GM’s Board of Directors. We have a highly experienced Board with relevant expertise and capabilities in key areas that align with our strategic direction and we have a well-defined process for review of all director candidates. After evaluating Greenlight’s candidates, including the connection between Greenlight’s nominations and its proposal, the Board, on the unanimous recommendation of the Governance and Corporate Responsibility Committee of the Board, unanimously determined not to recommend any of Greenlight’s candidates for election to the GM Board of Directors.

For additional information on Greenlight’s proposal and our response, see the press release issued just moments ago www.gm.com/mol/m-2017-mar-0328-shareholder.html.

Our record operational performance during the past three years, strong 2017 outlook, steady ratings upgrades and significant return of capital to shareholders are all direct results of the strides we have made as a company— progress that is centered on enhancing life’s journey for our customers and the communities in which they live and work. Our Board and leadership team are focused on creating value for our owners, leading the future of personal mobility, maintaining our strong, current performance and providing our customers with options that are safer, simpler and better.

We have a small, dedicated team dealing with this matter so that the larger team can do what it always does: drive the business forward. While today’s news will generate media coverage, I am counting on you to keep us all focused on winning customers for life, leading the transformation of personal mobility and fulfilling our commitments. We will continue to send updates as needed.

As always, thank you for your dedication and support.

mtb

Forward Looking Statements:

In this document and in reports we subsequently file and have previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q and file or furnish on Form 8-K, and in related comments by our management, we use words like “anticipate,” “appears,” “approximately,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “may,” “objective,” “outlook,” “plan,” “potential,” “priorities,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or the negative of any of those words or similar expressions to identify forward-looking statements that represent our current judgment about possible future events. In making these statements we rely on assumptions and analyses based on our experience and perception of historical trends, current conditions and expected future developments as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors, both positive and negative. These factors, which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K, include among others the following: (1) our ability to deliver new products, services and customer experiences in response to new participants in the automotive industry; (2) our ability to fund and introduce new and improved vehicle models that are able to attract a sufficient number of consumers; (3) the success of our full-size pick-up trucks and SUVs, which may be affected by increases in the price of oil; (4) global automobile market sales volume, which can be volatile; (5) aggressive competition in China; (6) the international scale and footprint of our operations which exposes us to a variety of domestic and foreign political, economic and regulatory risks, including the risk of changes in existing, the adoption of new, or the introduction of novel interpretations of, laws regulations, policies or other activities of governments, agencies and similar organizations particularly laws, regulations and policies relating to free trade agreements, vehicle safety including recalls, and, including such actions that may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates; (7) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (8) our ability to comply with extensive laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (9) costs and risks associated with litigation and government investigations including the potential imposition of damages, substantial fines, civil lawsuits and criminal penalties, interruptions of business, modification of business practices, equitable remedies and other sanctions against us in connection with various legal proceedings and investigations relating to our various recalls; (10) our ability to comply with the terms of the DPA; (11) our ability to maintain quality control over our vehicles and avoid material vehicle recalls and the cost and effect on our reputation and products; (12) the ability of our suppliers to deliver parts, systems and components without disruption and at such times to allow us to meet production schedules; (13) our dependence on our manufacturing facilities around the world; (14) our highly competitive industry, which is characterized by excess manufacturing capacity and the use of incentives and the introduction of new and improved vehicle models by our competitors; (15) our ability to realize production efficiencies and to achieve reductions in costs as we implement operating effectiveness initiatives throughout our automotive operations; (16) our ability to successfully restructure our operations in various countries; (17) our ability to manage risks related to security breaches and other disruptions to our vehicles, information technology networks and systems; (18) our continued ability to develop captive financing capability through GM Financial; (19) significant increases in our pension expense or projected pension contributions resulting from changes in the value of plan assets, the discount rate applied to value the pension liabilities or mortality or other assumption changes; (20) significant changes in economic, political, regulatory environment, market conditions, foreign currency exchange rates or political stability in the countries in which we operate, particularly China, with the effect of competition from new market entrants and in the United Kingdom with passage of a referendum to discontinue membership in the European Union; and (21) risks and uncertainties associated with the consummation of the sale of Opel/Vauxhall to the PSA Group, including satisfaction of the closing conditions.

We caution readers not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where we are expressly required to do so by law.

Important Additional Information Regarding Proxy Solicitation:

General Motors Company (“GM”) intends to file a proxy statement and associated white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for GM’s 2017 Annual Meeting (the “Proxy Statement”). GM, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of GM’s directors and executive officers and their respective interests in GM by security holdings or otherwise is set forth in GM’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 7, 2017, GM’s proxy statement for the 2016 Annual Meeting of Shareholders, filed with the SEC on April 22, 2016 and GM’s Form 8-K filed with the SEC on December 19, 2016. To the extent holdings of such participants in GM’s securities are not reported, or have changed since the amounts described, in the 2016 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of GM’s Board of Directors for election at the 2017 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by GM free of charge from the SEC’s website, www.sec.gov. GM’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to GM Stockholder Services at General Motors Company, Mail Code 482-C25-A36, 300 Renaissance Center, P.O. Box 300, Detroit, Michigan 48265-3000 or at stockholder.services@gm.com or from the investor relations section of GM’s website, http://www.gm.com/investor.